EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, of Generations Bancorp NY, Inc. of our report dated March 24, 2022 on the consolidated financial statements of Generations Bancorp NY, Inc., as of and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

(Formerly BKD, LLP)

Cincinnati, Ohio

March 24, 2023